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                                                                Exhibit 2.(a)(b)
                                        Opinion and Consent of Donald R. Stading
                                              Ameritas Life Insurance Corp. Logo




February 29, 2000



Ameritas Life Insurance Corp.
5900 "O" Street
P.O. Box 81889
Lincoln, Nebraska 68501

Gentleman:

With reference to Post-Effective Amendment No.1 to the Registration Statement No. 333-76359 on Form S-6, filed by Ameritas Life Insurance Corp. and Ameritas Life Insurance Corp. Separate Account LLVL with the Securities and Exchange Commission covering flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

      1. Ameritas Life Insurance Corp. is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue variable life policies by the Insurance Department of the State of Nebraska.

      2. Ameritas Life Insurance Corp. Separate Account LLVL is a duly authorized and existing separate account established pursuant to the provisions of Section 44-402.01 of the Statutes of the State of Nebraska.

      3. The survivorship flexible premium variable universal life policies, when issued as contemplated by said Form S-6
          Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp.

I hereby consent to the filing of this opinion as an exhibit to said Post-Effective Amendment No. 1 to said Form S-6 Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.


Sincerely,

/s/ Donald R. Stading

Donald R. Stading
Senior Vice President,
Secretary and Corporate General Counsel